                                                                    Exhibit 99.1

Cytokinetics, Inc.                                Burns McClellan, Inc.
Robert I. Blum                                    Jonathan M. Nugent (investors)
EVP, Finance and Corporate Development, and CFO   Justin Jackson (media)
(650) 624-3000                                    (212) 213-0006


       CYTOKINETICS, INCORPORATED REPORTS SECOND QUARTER FINANCIAL RESULTS

    COMPANY COMPLETED IPO AND ADVANCED DRUG CANDIDATES IN COLLABORATION WITH
                                 GLAXOSMITHKLINE

FOR IMMEDIATE RELEASE

SOUTH SAN FRANCISCO, CA, JULY 28, 2004 - Cytokinetics, Incorporated (Nasdaq:
CYTK) today reported financial results for the six months ended June 30, 2004. Revenues for the second quarter of 2004 were $2.9 million, compared to $2.6 million for the same period in 2003, an increase of 12%. For the second quarter of 2004, Cytokinetics reported a net loss of $9.2 million compared to $7.7 million in the same period of 2003, a 19% increase. As of June 30, 2004, cash, cash equivalents, restricted cash and marketable securities totaled $137.0 million compared to $50.3 million at December 31, 2003, a 172% increase.

"In May of this year, Cytokinetics successfully completed an initial public offering which, together with an additional investment from GlaxoSmithKline, has provided us with over $100 million to support our continuing research and development activities," stated James Sabry, President and Chief Executive Officer. "We are encouraged by the validation that this recent financing evidences in support of the progress we are making in advancing next-generation drug candidates against cytoskeletal protein targets. In particular, in oncology, our lead cancer drug candidate SB-715992 is the subject of ongoing Phase I and II studies while our second drug candidate SB-743921 is the subject of ongoing Phase I studies. Both of these compounds are being developed by GlaxoSmithKline in collaboration with Cytokinetics and together we look forward to data which may inform the potential clinical utility of this novel approach to cancer therapy."

SECOND QUARTER HIGHLIGHTS

      - IPO: On May 4, 2004, Cytokinetics announced the closing of its initial public offering. The total gross proceeds of the IPO were approximately $103.2 million. The total net proceeds to Cytokinetics, before offering expenses and after deducting underwriting discounts and commissions, were approximately $96.0 million.

      - SB-715992: GlaxoSmithKline (GSK) continued to enroll patients in a Phase II clinical trial in both the United States and Europe for this novel KSP inhibitor for the treatment of non-small cell lung cancer.

      - SB-715992: GSK initiated a Phase Ib clinical trial for this drug candidate in combination with docetaxel in the United Kingdom. Other Phase Ib studies are expected to begin in multiple tumor types in 2004.

      - SB-743921: GSK initiated a Phase I clinical trial for this second novel KSP inhibitor in the United States to evaluate its tolerability and pharmacokinetics in advanced cancer patients.

RECENT DEVELOPMENTS

SB-715992: In July, GSK initiated a second Phase II clinical trial for this drug candidate in the United States for the treatment of breast cancer. Other Phase II studies are expected to begin in a broad array of tumor types in 2004.

CK-1213296: Cytokinetics is advancing a series of novel cardiac myosin activators towards preclinical development. Previously, the company had announced that it expected to file an investigational new drug application (IND) to begin clinical trials to evaluate one such compound, CK-1213296, in the treatment of acute congestive heart failure in the second half of 2004. In recent months however, Cytokinetics' scientists have identified certain pre-clinical issues with this specific compound which require further characterization and which will contribute to a delay in the expected start of these human studies. Furthermore, more recently, Cytokinetics' scientists have synthesized and optimized several other cardiac myosin activators that may have more attractive properties than CK-1213296. While preclinical development of CK-1213296 continues, the company has decided to evaluate the newer compounds in comparison with CK-1213296 and now plans to put one of the compounds from this program into human clinical studies in 2005 rather than in 2004.


                                    - more -

Cytokinetics Q2 Financials Press Announcement
July 28, 2004
Page 2


SECOND QUARTER FINANCIALS

Cytokinetics' revenues increased to $2.9 million in the second quarter of 2004 from $2.6 million in the same period last year, due to an increase in the amounts paid by GSK and AstraZeneca under the Company's collaborations. Cytokinetics' revenues have historically fluctuated from quarter to quarter and year to year and may continue to fluctuate in future periods due primarily to the nature of the Company's collaboration activities and research funding.

Research and development expenses for the second quarter of 2004 increased to $9.7 million from $7.3 million in the second quarter of 2003. Expenses related to the development of the Company's drug candidates for the treatment of acute congestive heart failure and to research in the fungal disease program are the primary reasons for the increased spending. General and administrative expenses decreased to $2.7 million in the second quarter of 2004. This is a reduction from $3.0 million in the second quarter of 2003. This $0.3 million decrease was attributable to a decrease in outside services.

Interest and other income increased to $0.8 million for the second quarter of 2004 from $0.7 million for the second quarter last year. The increase was due to a higher yield on Cytokinetics' investment portfolio. Interest and other expense decreased to $0.5 million from $0.7 million primarily due to a debt restructure, resulting in a lower interest rate of the equipment financing line.

CONFERENCE CALL AND WEBCAST INFORMATION

James Sabry, M.D., Ph.D, President and CEO, and Robert Blum, Executive Vice President, Corporate Development & Finance and CFO, will review second quarter results via webcast and conference call later today at 4:30 PM EDT. To access the live webcast, please log on in the Investor Relations section of Cytokinetics' website at www.cytokinetics.com. Investors, members of the news media and the general public may also access the live conference call and a replay of the call by dialing either 800-901-5241 (United States and Canada) or 617-786-2963 (International) and typing in the passcode 63694448. The replay of the call and webcast will be available through August 28, 2004.

ABOUT CYTOKINETICS

Cytokinetics is a leading biopharmaceutical company focused on the discovery, development and commercialization of novel small molecule drugs that specifically target the cytoskeleton. The cytoskeleton is a complex biological infrastructure that plays a fundamental role within every human cell. Cytokinetics' focus on the cytoskeleton enables it to develop novel and potentially safer and more effective classes of drugs directed at treatments for cancer, cardiovascular disease, fungal diseases and other diseases. Cytokinetics has developed a cell biology driven approach and proprietary technologies to evaluate the function of many interacting proteins in the complex environment of the intact human cell. Cytokinetics employs the PUMA(TM) system and Cytometrix(TM) technologies to enable early identification and automated prioritization of compounds that are highly selective for their intended protein targets without other cellular effects, and are thereby less likely to give rise to clinical side effects. Cytokinetics and GlaxoSmithKline have entered into a strategic alliance to discover, develop and commercialize small molecule therapeutics targeting human mitotic kinesins for applications in the treatment of cancer and other diseases. GlaxoSmithKline is conducting Phase II clinical trials for SB-715992 and a Phase I clinical trial with SB-743921, each a drug candidate that has emerged from the strategic alliance. Additional information about Cytokinetics can be obtained at www.cytokinetics.com.

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the "Act"). Cytokinetics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, statements relating to the expected schedule of clinical development of SB-715992 and SB-743921, the expected timing of commencement of clinical studies of CK-1213296 or other compounds in the cardiovascular program, the progress of Cytokinetics' research programs and statements regarding the potential benefits of the Cytokinetics' drug candidates and the enabling capabilities of its proprietary technologies. Such statements are based on management's current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of Cytokinetics' drug candidates that could slow or prevent clinical development, product approval or market acceptance (including the risk that uncertainty of patent protection for Cytokinetics' intellectual property or trade secrets, Cytokinetics' ability to obtain additional financing if necessary and unanticipated research and development and other costs). For further information regarding these and other risks related to Cytokinetics' business, investors should consult Cytokinetics' filings with the Securities and Exchange Commission.

                                       ###

Cytokinetics Q2 Financials Press Announcement
July 28, 2004
Page 3

                        CONDENSED STATEMENT OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                     THREE MONTHS ENDED                        SIX MONTHS ENDED
                                                 JUNE 30,            JUNE 30,             JUNE 30,            JUNE 30,
                                                   2004                2003                 2004                2003
                                                   ----                ----                 ----                ----
Revenues:
    Research and development and grant
      revenues                                $      2,200         $     1,854         $      7,367         $     3,903
    License fees                                       700                 700                1,400               1,400
                                              ------------         -----------         ------------         -----------

          Total revenues                             2,900               2,554                8,767               5,303
                                              ------------         -----------         ------------         -----------
Operating Expenses:
    Research and development                         9,749               7,286               19,109              15,042
    General and administrative                       2,672               3,040                5,147               5,162
                                              ------------         -----------         ------------         -----------

          Total operating expenses                  12,421              10,326               24,256              20,204
                                              ------------         -----------         ------------         -----------

Operating loss:                                     (9,521)             (7,772)             (15,489)            (14,901)
    Interest and other income                          780                 720                1,299               1,112
    Interest and other expense                        (490)               (683)                (973)             (1,076)
                                              ------------         -----------         ------------         -----------

Net loss                                      $     (9,231)        $    (7,735)        $    (15,163)        $   (14,865)
                                              ============         ===========         ============         ===========

Net loss per common share:
    Basic and diluted                         $      (0.46)        $     (4.11)        $      (1.36)        $     (7.96)

Weighted average shares used in
  computing net loss per
  common share, basic and diluted               19,905,294           1,881,601           11,111,903           1,868,496

  Proforma net loss per common share,
    basic and diluted (unaudited)                                        (0.41)                                   (0.78)

  Weighted average shares used in
    computing net loss per
    common share, basic and diluted
    (unaudited)                                                     18,981,225                               18,968,120

Each outstanding share of preferred stock of the Company automatically converted into one share of common stock upon completion of the Company's initial public offering. Accordingly, pro forma basic and diluted net loss per common share has been calculated assuming the preferred stock was converted as of the original date of issuance of the preferred stock. Pro forma common shares outstanding for the quarter ended June 30, 2003 of 18,981,225 is based on the conversion of 34,127,308 shares of our convertible preferred stock into 17,099,624 shares of common stock on a weighted average basis as of June 30, 2003. Pro forma common shares outstanding for the six months ended June 30, 2003 of 18,968,120 shares is based on the conversion of 34,127,308 shares of our convertible preferred stock into 17,099,624 shares of common stock on a weighted average basis as of June 30, 2003.

Cytokinetics Q2 Financials Press Announcement
July 28, 2004
Page 4


                          CONDENSED BALANCE SHEET DATA
                                 (IN THOUSANDS)
                                   (UNAUDITED)


                                                         JUNE 30,        DECEMBER 31,
                                                           2004             2003
                                                          --------        ---------
ASSETS

Cash and cash equivalents                                 $ 18,645        $  10,991

Short term investments                                     101,274           24,197

Other current assets                                         2,858            1,888
                                                          --------        ---------

Total current assets                                       122,777           37,076

Property and equipment, net                                  7,764            8,870

Non-current and restricted investments                       6,669            8,345

Investments                                                 11,550            7,857

Other assets                                                   743              725
                                                          --------        ---------
TOTAL ASSETS                                              $149,503        $  62,873
                                                          ========        =========

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND
STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities                                       $ 10,468        $   9,457

Long-term obligations                                       11,010           12,275

Preferred stock                                                 --          133,172

Stockholders' equity (deficit)                             128,025          (92,031)
                                                          --------        ---------
TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND
STOCKHOLDERS' EQUITY (DEFICIT)                            $149,503        $  62,873
                                                          ========        =========